News Release

Milacron Makes $30 Million Pension Prepayment

CINCINNATI, OHIO, September 18, 2006...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, made a voluntary advance contribution to its U.S. defined benefit plan of approximately $30 million on September 15. Credit for this pre-funding will eliminate any contributions required in 2007, currently estimated at approximately $57 million.

Milacron raised the bulk of the prepayment, approximately $18 million, through the liquidation of investments for non-qualified retirement plans for executives. The company also used approximately $2 million in proceeds from the recent sale of a previously closed facility as well as approximately $6 million in cash repatriated from outside the U.S. The balance, approximately $4 million, was borrowed through its revolving credit facility. Milacron is in the process of selling various other non-core, non-operating assets such as land, facilities and equipment made redundant through current and previous consolidations.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.

Contact: Al Beaupré (513) 487-5918